UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
January 18, 2008
F5 Networks, Inc.
(Exact name of registrant as specified in its charter)

Washington	000-26041	91-1714307

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
401 Elliott Avenue West
Seattle, WA 98119
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (206) 272-5555
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
5.02(d) - On January 18, 2008, the Board of Directors (the “Board”) of F5 Networks, Inc. (the “Company”) appointed Scott Thompson as a member of the Board. Mr. Thompson will be a Class III director and will serve on the Audit and Nominating and Corporate Governance Committees, effective upon his re-election to the Board at the Company’s annual meeting of shareholders on March 11, 2008.
In connection with his services as a director, Mr. Thompson will be entitled to the customary compensation arrangements for the Company’s non-employee directors; an annual retainer in the amount of $40,000, $1,500 for each in-person board meeting, $750 for each telephonic board meeting, $1,000 for each in-person committee meeting and $750 for each telephonic committee meeting. In addition, Mr. Thompson will be awarded 1,632 restricted stock units (“RSUs”) under the Company’s 2005 Equity Incentive Plan, which grant shall be issued on February 1, 2008, and would fully vest on the day prior to the annual meeting of shareholders for fiscal year 2007 to be held on March 11, 2008. Upon his re-election to the Board at the Company’s annual meeting of shareholders on March 11, 2008, Mr. Thompson, as a non-employee director, shall receive a grant of restricted stock units (RSUs) representing the right to receive that number of shares equal to $200,000 divided by the closing price of the Company’s common stock on March 11, 2008, said grant which will fully vest on the day prior to the date of the annual shareholder meeting for fiscal year 2008 to be held in 2009 (assuming Mr. Thompson is providing continuous service as a director at such time).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F5 NETWORKS, INC. (Registrant)

Date: January 24, 2007	By:	/s/ Jeffrey A. Christianson
Jeffrey A. Christianson
Sr. Vice President, General Counsel and Corporate Secretary